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                           BLUE DOLPHIN ENERGY COMPANY


PRESS RELEASE

FOR IMMEDIATE RELEASE
September 18, 2009

BLUE DOLPHIN ENERGY COMPANY RECEIVES NASDAQ DEFICIENCY NOTICE RELATED TO MINIMUM BID PRICE RULE

Houston,  September 18 / PRNewswire / -- Blue Dolphin  Energy  Company  (NASDAQ:
BDCO) ("Blue Dolphin"), an independent oil and gas company with operations in the Gulf of Mexico, today announced that on September 16, 2009, it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market confirming that for the previous thirty consecutive trading days, the bid price of Blue Dolphin's common stock closed below the minimum $1.00 per share requirement ("minimum bid requirement") for continued listing as set forth in Marketplace Rule 5550(a)(2).

In accordance with Marketplace Rule 5810(c)(3)(A), Blue Dolphin will be provided 180 calendar days ("grace period"), or until March 15, 2010, to regain compliance with the minimum bid requirement. If during the grace period, Blue Dolphin's common stock closes at or above the minimum bid requirement for at least ten consecutive trading days, Blue Dolphin will regain compliance. During the grace period Blue Dolphin will actively monitor the bid price while considering various options to meet Nasdaq's initial listing standards.

Blue Dolphin Energy Company is engaged in the gathering and transportation of natural gas and condensate and in the production of oil and gas. For further information visit the Company's website at http://www.blue-dolphin.com.

Contact:
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Thomas W. Heath
President
713-568-4725

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Blue Dolphin undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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